CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 4, 2002, relating to the financial statements and financial highlights which appears in the December 31, 2001 Annual Report to Shareholders of the Strong Discovery Fund II, Strong International Stock Fund II, Strong Mid Cap Growth Fund II, and Strong Multi Cap Value Fund II (four of the series constituting the Strong Variable Insurance Funds, Inc.) which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.



PricewaterhouseCoopers L.L.P.

/s/ PricewaterhouseCooper L.L.P.

Milwaukee, Wisconsin
April 12, 2002